Exhibit 2.2

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) the type of information that the registrant customarily and actually treats as private or confidential. [***] indicates that information has been redacted.

EXECUTION VERSION

WARRANT AGREEMENT

of

SPORTRADAR AG

THIS WARRANT AGREEMENT (as it may be amended from time to time, this “Warrant Agreement”) is made and entered into as of November 16, 2021 and CERTIFIES THAT, for value received, SPORTRADAR AG, a Swiss stock corporation (the “Company”), has delivered, and will deliver, in the aggregate 9,229,797 warrants (the “Warrants” and each, a “Warrant”) to purchase Class A ordinary shares, nominal value CHF 0.10 per share (as the same may be reclassified, renamed, exchanged or converted, the “Ordinary Shares”), of Sportradar Group AG, a Swiss stock corporation (the “Public Company”), in the amounts, at such times and at the price per share set forth herein.

1. Delivery of Warrants.

1.1 Subject to the terms and conditions herein, on the date hereof, the Company hereby (a) delivers 1,845,959 Warrants to NBA Ventures 1, LLC (the “NBA”) (together with the NBA Permitted Transferee(s), the “Holder”) as the registered holder of such Warrants and (b) agrees to deliver the remaining 7,383,838 Warrants to an escrow account (the “Escrow Account”) to be established with American Stock Transfer & Trust Company, LLC (or its applicable Affiliate) or another third party escrow agent reasonably acceptable to the Company and the NBA (the “Escrow Agent”) pursuant to the terms of a customary escrow agreement to be entered into by and among the Escrow Agent, the Company (or the Public Company) and the NBA (as it may be amended from time to time, the “Escrow Agreement”), immediately following entry by the parties thereto into the Escrow Agreement. The Company and the NBA shall cooperate in good faith and use commercially reasonable efforts to enter into the Escrow Agreement with the Escrow Agent as promptly as practicable after the date hereof. For the avoidance of doubt, the NBA and the Company agree that the form of instruction letter attached hereto as Exhibit C shall be entered into by the Public Company and the NBA if such instruction letter is acceptable to American Stock Transfer & Trust Company, LLC, in which case such executed and delivered instruction letter shall be the Escrow Agreement.

1.2 Pursuant to the terms of the Escrow Agreement, but subject to Section 3.2 and Section 12 of this Warrant Agreement, the Warrants held in the Escrow Account shall be released from the Escrow Account to the Holder upon (a) the vesting of such Warrants in accordance with the terms hereof and (b) the Holder’s Performance through the date of the vesting of such Warrants. Upon each such release, the Holder shall be the registered holder of such Warrants. Notwithstanding anything in this Warrant Agreement to the contrary, for U.S. federal income tax purposes, the parties intend that the Company shall be treated as the owner of the Warrants held in the Escrow Account unless and until such Warrants are released to the Holder in accordance with this Section 1.2, and none of the Company, the Public Company, the Holder or any of their respective Affiliates shall take any contrary or inconsistent position, whether in a tax return or otherwise, unless otherwise required by a final determination within the meaning of Section 1313(a) of the Internal Revenue Code of 1986 (or any comparable provision of state, local or non-U.S. law).

2. Purchase of Shares. Subject to the terms and conditions herein, each Warrant entitles the Holder to purchase from the Company one (1) Ordinary Share (as adjusted pursuant to Section 7 hereof, the “Shares”), and, upon each purchase of a Share pursuant to the valid exercise of a Warrant in accordance with this Warrant Agreement, the Company shall deliver each such Share in accordance with this Warrant Agreement and the Amended and Restated Articles of Association of the Public Company, as in effect from time to time (as amended from time to time, the “Articles of Association”).

3. Exercise Price and Exercise Period.

3.1 Exercise Price. The exercise price per Share for any Warrant shall be $0.01 per Share (the “Exercise Price”), subject to adjustment under Section 7 hereof.

3.2 Exercisability; Vesting of Warrants.

(a) The Warrants shall vest on the schedule set forth on Exhibit B and each Warrant shall be exercisable at the option of the Holder from the time such Warrant has vested; provided, however, that any vested and unexercised Warrants shall be exercisable by the Holder no more frequently than twice per calendar year; provided, further, that, subject to Section 3.2(c), all unvested Warrants shall vest as of immediately prior to an Acceleration Event, in which case, such Warrants shall be exercisable by the Holder at any time from and after the occurrence of such Acceleration Event; provided, further, that, there shall be no vesting of any unvested Warrants from and after the date the License Agreement is terminated (subject to any accelerated vesting upon such termination).

(b) Notwithstanding Section 3.2(a), in the event of an Acceleration Event that results in Ordinary Shares being converted into or exchanged for cash, property, rights or securities after giving effect to any accelerated vesting upon such Acceleration Event, the Holder may elect to receive in connection therewith the same cash, property, rights or securities, on a per-share basis, with respect to the Warrants as if the Warrants had been fully exercised immediately prior to such Acceleration Event.

(c) Notwithstanding Section 3.2(a) and Section 3.2(b), in the event of an Acceleration Event that results in all Ordinary Shares being exchanged for or converted into the right to receive solely cash consideration, after giving effect to any accelerated vesting upon such Acceleration Event, the Holder shall receive in connection therewith the same cash, property, rights or securities, on a per-share basis, with respect to the Warrants as if the Warrants had been fully exercised immediately prior to such Acceleration Event.

(d) In the event the License Agreement expires at the completion of its full term and is not extended or otherwise replaced with a new or alternative commercial agreement between the parties and/or one or more of their respective Affiliates, then all then-vested Warrants shall automatically be exercised on a net issue basis in accordance with Section 4.2 and the other provisions of this Warrant Agreement.

3.3 Definitions. As used herein:

“2016 Agreement” means that certain Video Content and Data License Agreement, dated as of September 2, 2016, by and among the Company, Second Spectrum, Inc., NBA Media Ventures, LLC, on its own behalf and, as to the countries on the continent of Africa, as agent on behalf of NBA Africa, LLC (as successor-in-interest to NBA Properties, Inc.), WNBA Enterprises, LLC and NBA Development League, LLC, as it may be amended from time to time.

“Acceleration Event” means (a) the consummation of a Change of Control or (b) the termination of the License Agreement by NBA Media Ventures, LLC or its permitted assignee pursuant to any of Paragraphs 8(a)(i) through (v) of the Standard Terms and Conditions that are attached as Exhibit A to the 2016 Agreement, which are incorporated by reference into the License Agreement (or such comparable provisions that are set forth in any Long Form Agreement).

“Affiliate” means, with respect to any Person, any other Person that directly, or through one (1) or more intermediaries, controls or is controlled by or is under common control with such Person.

“Amendment No. 1 to the Registration Rights Agreement” means that certain Amendment No. 1 to Registration Rights Agreement, dated as of the date hereof, by and among CPP Investment Board Europe S.à r.l., TCV Luxco Sports S.à r.l., Carsten Koerl, the Public Company and the NBA, which amends that certain Registration Rights Agreement, dated as of September 13, 2021, by and among CPP Investment Board Europe S.à r.l., TCV Luxco Sports S.à r.l., Carsten Koerl and the Public Company.

“business day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in New York, New York or St. Gallen, Switzerland.

“Change of Control” means (a) the sale of all or substantially all of the assets (in one (1) transaction or a series of related transactions) of the Public Company to any Person (or “group” within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or (b) a liquidation, merger, stock exchange, recapitalization, consolidation or other similar transaction of the Public Company, or sale (in one (1) transaction or a series of related transactions) of equity interests or voting power of the Public Company, in each case, that results, directly or indirectly, in any Person (or “group” within the meaning of Section 13(d) of the Exchange Act) acquiring beneficial ownership of more than 50% of the equity interests or voting power of the Public Company (or any resulting entity after such transaction); provided that no pro rata stock dividend or distribution, stock split, or any other similar capital structure change, shall in and of itself constitute a Change of Control; provided, further, that, for avoidance of doubt, a transaction resulting in the beneficial ownership of more than 50% of equity interests or voting power in the Public Company by Carsten Koerl or his Affiliates (including following the reclassification or conversion of any equity interest or voting power by Carsten Koerl or his Affiliates) shall not, in and of itself, constitute a Change of Control; provided, further, that, no stock-for-stock merger (or similar recapitalization) in which the consideration payable to holders of the Public Company’s equity is solely common equity listed on Nasdaq Global Market (“Nasdaq”) or the New York Stock Exchange and, following which, the License Agreement remains in full force and effect, shall constitute a Change of Control.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated June 24, 2021, by and between NBA Media Ventures, LLC and the Company.

“Excluded Securities” means (a) securities, options, warrants or other securities convertible into or exercisable or exchangeable for any such securities, in each case, issued or to be issued by the Public Company to officers, employees, directors or consultants of the Public Company or its subsidiaries as compensation for services pursuant to a plan approved by the Public Company’s board of directors, (b) securities issued by the Public Company as consideration in a consolidation, merger, acquisition (including the purchase of all or substantially all of the assets of an acquired business), partnership, joint venture, strategic alliance, commercial transaction, bona fide lending transaction or investment or similar transaction, in each case, by or involving the Public Company or any of its subsidiaries, on the one hand, and a Person that is not an Affiliate of the Public Company, on the other hand, or (c) securities issued or sold in connection with any pro rata share split, share dividend or similar recapitalization transaction.

“Fair Market Value” with respect to the Ordinary Shares means the fair market value of the Ordinary Shares as reasonably agreed in good faith by the Public Company’s board of directors and the NBA. In the event the Public Company’s board of directors and the NBA do not agree to the fair market value of the Ordinary Shares within twenty (20) business days of the applicable date for determination of Fair Market Value, then the Company and the NBA shall jointly retain an Independent Firm that is mutually agreed upon by the Company and the NBA in good faith to determine such Fair Market Value, and the expense of such Independent Firm shall be borne by the Company and the NBA equally. For the avoidance of doubt, the determination of Fair Market Value shall not include any discount because the Ordinary Shares (a) are subject to restrictions set forth in this Warrant Agreement or under applicable securities laws, (b) are illiquid or (c) constitute only a minority interest in the Public Company.

“Governmental Entity” means any national, federal, state, or local, domestic or foreign, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal or judicial body.

“Holder’s Performance” means the Holder’s performance of its obligations in accordance with the License Agreement, which shall conclusively be presumed to have taken place unless the Company has terminated the License Agreement pursuant to Paragraph 8(c) of the Standard Terms and Conditions that are attached as Exhibit A to the 2016 Agreement, which are incorporated by reference into the License Agreement (or such comparable provisions that are set forth in any Long Form Agreement).

“Independent Firm” means an independent investment bank or firm of national standing in the U.S.

“License Agreement” means that certain Binding Term Sheet, dated as of the date hereof (the “Binding Term Sheet”), by and among the Company, NBA Media Ventures, LLC, on its own behalf and, as to the countries on the continent of Africa, as agent on behalf of NBA Africa, LLC, WNBA Enterprises, LLC and NBA Development League, LLC or such successor Long Form Agreement entered into by the Company, NBA Media Ventures, LLC, on its own behalf and, as to the countries on the continent of Africa, as agent on behalf of NBA Africa, LLC,

WNBA Enterprises, LLC and NBA Development League, LLC, as it may be amended from time to time.

“Long Form Agreement” has the meaning set forth in the Binding Term Sheet.

“Member Club” means a Person that has been granted a membership in the National Basketball Association.

“NBA Permitted Transferee” means, with respect to the NBA, (a) any of the Member Clubs, (b) any Person owned 100%, directly or indirectly, by all the Member Clubs (but not, for avoidance of doubt, by any Person other than all the Member Clubs and/or an Affiliate of the NBA), and (c) any Affiliate of the NBA (it being understood that, notwithstanding anything to the contrary, this clause (c) shall not include any Affiliates or equityholders of any of the Member Clubs that are not also Affiliates of the NBA). Notwithstanding anything to the contrary, no Member Club that is an NBA Permitted Transferee shall be permitted to further Transfer any vested Warrants, except solely to NBA or the Persons described in clause (a), (b) or (c) of the preceding sentence.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization, government (or any department or agency thereof) or other entity.

“Public Offering” means the offer and sale of Ordinary Shares for cash pursuant to an effective Registration Statement under applicable securities law (other than a Registration Statement on Form S-4 or F-4, Form S-8 or F-8 or any successor form).

“Registration Statement” means a registration statement relating to the offering of securities under applicable securities laws.

“Rule 144A” means Rule 144A under the Securities Act. “SEC” means the U.S. Securities and Exchange Commission

“Transfer” means the (a) sale or assignment of, offer to sell, hypothecation, pledge, contract or agreement to sell, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b); and “Transferee” shall have the a correlative meaning.

4. Method of Exercise.

4.1 Cash Exercise. Subject to the terms of the Escrow Agreement and Section 3.2, the rights under Section 3.2 may be exercised by the Holder, in whole or in part at any time, but only with respect to Warrants that are vested, by delivering a notice of exercise substantially in the form attached hereto as Exhibit A duly completed and executed, including specifying the number of Shares to be purchased to the Company, in accordance with Section 20, and by the payment to the Company, by wire transfer to one or more accounts designated by the Company, of an amount equal to the aggregate Exercise Price of the Shares being purchased.

4.2 Net Issue Exercise. In lieu of paying the Exercise Price pursuant to Section 4.1, the Holder may exercise the Warrants by electing to receive Shares equal to the value of the Warrants that are vested (or any portion thereof) by delivering a notice of exercise substantially in the form attached hereto as Exhibit A duly completed and executed, including specifying the number of Shares to be purchased to the Company, in accordance with Section 20 (including specification of whether all or only a portion of the vested Warrants are intended to be net issue exercised under this Section 4.2), in which event the Company shall deliver to the Holder a number of Shares computed using the following formula with respect to Shares that are vested:

X=	Y (A-B)
A

Where:	X = the number of the Shares to be delivered to the Holder.

Y = the number of Shares underlying the vested Warrants that are to be net issue exercised under this Section 4.2.

A = if the Public Company is listed on Nasdaq or the New York Stock Exchange, the closing per share price of the Public Company’s Ordinary Shares as of the applicable date of exercise the Warrant, or, if the Public Company is not listed on Nasdaq or the New York Stock Exchange, the Fair Market Value of the Public Company’s Ordinary Shares.

B = the per share Exercise Price (as adjusted to the date of such calculation).

4.3 No Service Charge. No service charge shall be made for any exchange or registration of transfer of Warrants.

5. Book-Entry Entitlements for Shares. As soon as practicable following the issuance of any Shares upon the exercise of any Warrants, the Company shall direct the Public Company’s transfer agent to issue the Holder a book-entry entitlement for the number of Shares so issued. The NBA understands that there are substantial restrictions on the transferability of the Shares and that the certificates or book-entry positions representing the Shares shall bear a restrictive legend as provided under Section 18 of this Warrant Agreement (and a stop-transfer order may be placed against transfer of such certificates or other instruments).

6. Issuance and Delivery of Shares. The Company covenants that the Shares, when issued and delivered pursuant to the exercise of any Warrants represented by this Warrant Agreement, (a) will be duly and validly issued and fully paid, (b) will be issued and delivered in compliance with all applicable securities law, (c) will not be subject to any preemptive, right of first refusal or similar rights and (d) will be free from all taxes, liens and charges with respect to the issuance and delivery thereof; provided that, at the time or times prescribed by applicable law, or reasonably requested by the Company, the Holder shall provide to the Company such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Company as will permit any issuance and delivery of securities to be made without withholding. The Company agrees that the Public Company shall not, and shall cause the Public Company not to, take any action to amend any provision of the Articles of Association in any manner that is disproportionately adverse to the Holder or frustrates the purpose of this Warrant Agreement, in each case, without the written consent of the Holder. Upon each exercise of a Warrant, the Company shall deliver the Shares promptly and, in any event, within ten (10) business days following exercise in accordance with this Warrant Agreement. Prior to the exercise of any Warrants, the Holder may provide prior written notice to the Company that it intends to exercise Warrants at least five (5) business days prior to the Holder exercising such Warrants, in which case, the Company shall deliver the Shares promptly and, in any event, within five (5) business days following exercise in accordance with this Warrant Agreement.

Notwithstanding the foregoing, in the event that, after the Company and the Public Company shall have exercised reasonable best efforts to deliver the Shares in accordance with the ten (10) or five (5) business day period, as applicable, set forth above, it is commercially impracticable to deliver the Shares in accordance with such ten (10) or five (5) business day period, as applicable, set forth above due to commercial, legal or administrative requirements associated with such delivery, then such ten (10) or five (5) business day period, as applicable, shall be tolled for up to five (5) business days.

7. Adjustment of Number of Shares. The number of and kind of securities purchasable upon exercise of any Warrants represented by this Warrant Agreement and the Exercise Price shall be subject to adjustment from time to time as follows (but not so as to result in any double adjustment and only as to preserve relative value):

7.1 Merger, Consolidation or Sale of Assets. Without prejudice to, and subject to, the vesting of Warrants immediately prior to an Acceleration Event and subject to the Holder’s rights pursuant to any other agreement between the Holder and the Company or any of its Affiliates, if at any time there shall be a liquidation, merger, stock exchange, recapitalization, consolidation or other similar transaction of the Public Company, or sale (in one (1) transaction or a series of related transactions) of all or substantially all of the assets, equity interests or voting power of the Public Company, then, as part of such liquidation, merger, stock exchange, recapitalization, consolidation or other similar transaction of the Public Company, or sale (in one (1) transaction or a series of related transactions) of all or substantially all of the assets, equity interests or voting power of the Public Company, lawful provision shall be made so that the Holder shall thereafter be entitled to receive upon exercise of any Warrant during the period specified herein and upon payment of the aggregate Exercise Price then in effect, the number of shares of stock or other securities or property (including cash) of the successor entity resulting from such liquidation, merger, stock exchange, recapitalization, consolidation or other similar transaction of the Public Company, or sale (in one (1) transaction or a series of related transactions) of all or substantially all of the assets, equity interests or voting power of the Public Company, to which the Holder as the holder of the Shares deliverable upon exercise of a Warrant would have been entitled in such liquidation, merger, stock exchange, recapitalization, consolidation or other similar transaction of the Public Company, or sale (in one (1) transaction or a series of related transactions) of all or substantially all of the assets, equity interests or voting power of the Public Company, if that Warrant had been exercised immediately before such liquidation, merger, stock exchange, recapitalization, consolidation or other similar transaction of the Public Company, or sale (in one (1) transaction or a series of related transactions) of all or substantially all of the assets, equity interests or voting power of the Public Company. In any such case, appropriate adjustment shall be made in the application of the provisions of this Warrant Agreement with respect to the rights and interests of the Holder after the liquidation, merger, stock exchange, recapitalization, consolidation or other similar transaction of the Public Company, or sale (in one (1) transaction or a series of related transactions) of all or substantially all of the assets, equity interests or voting power of the Public Company. This provision shall apply to successive liquidations, mergers, stock exchanges, recapitalizations, consolidations or other similar transactions of the Public Company, or sales (in one (1) transaction or a series of related transactions) of all or substantially all of the assets, equity interests or voting power of the Public Company.

7.2 Reclassification, Recapitalization, etc. If the Public Company at any time shall, by subdivision, combination or reclassification of securities, recapitalization, automatic conversion, or other similar event affecting the number or character of outstanding shares of Ordinary Shares, or otherwise, change any of the securities as to which rights represented by a Warrant exist into the same or a different number of securities of any other class or classes, each Warrant shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities that were subject to the rights represented by a Warrant immediately prior to such subdivision, combination, reclassification or other change (and the term “Ordinary Shares” as used in this Warrant Agreement shall thereafter refer to such other type or class of securities, as applicable).

7.3 Split, Subdivision or Combination of Shares. If the Public Company at any time while any Warrant remains outstanding shall split, subdivide or combine the securities as to which rights represented by a Warrant exist, then the number of Shares underlying each Warrant shall be adjusted, from and after the date of determination of the shareholders participating in such split, subdivision or combination, to equal the number of Shares that the Holder would have held had the Warrants been vested and, if applicable, released from the Escrow Account and exercised after such split, subdivision or combination had such Holder exercised such Warrants immediately prior to the record date for the determination of the shareholders participating in such split, subdivision or combination, and the exercise price of each Warrant shall be similarly adjusted such that the aggregate exercise price of all Warrants is unaffected by such split, subdivision or combination.

7.4 Ordinary Shares Dividends. If the Public Company at any time while any Warrants remain outstanding pays a dividend with respect to Ordinary Shares payable in Ordinary Shares, or make any other distribution with respect to Ordinary Shares payable in Ordinary Shares, then the number of Shares underlying each Warrant shall be adjusted, from and after the date of determination of the shareholders entitled to receive such dividend or distribution, to the number of Shares that the Holder would have held had the Warrants been vested and, if applicable, released from the Escrow Account and exercised after such dividend or distribution payable in Ordinary Shares had such holder exercised such Warrants immediately prior to the record date for the determination of stockholders entitled to receive such dividend or distribution, and the exercise price of each Warrant shall be similarly adjusted such that the aggregate exercise price of all Warrants is unaffected by such dividend or distribution.

7.5 Other Dividends. If the Public Company at any time pays a dividend or makes a distribution on its Ordinary Shares (other than a dividend or distribution in Ordinary Shares, as provided in Section 7.4), the Holder shall have the right thereafter to receive the cash or kind and amount of other securities and property which the Holder would have been entitled to receive if the Holder had exercised all then-vested Warrants immediately prior to the record date for the determination of stockholders entitled to receive such dividend or distribution. The provisions of this Section 7.5 shall similarly apply to successive dividends or distributions of the character specified above.

7.6 Notice of Adjustments; Other Notices. Whenever the Exercise Price or number or type of securities issuable hereunder shall be adjusted pursuant to any provision of this Section 7, the Company shall issue and provide to the Holder, prior written notice setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated and the Exercise Price and number of Shares purchasable hereunder after giving effect to such adjustment.

8. Reservation of Stock; Option Agreement. The Company agrees during the term the Warrants are exercisable to purchase Shares that the Public Company will reserve and keep available from its authorized and unissued Shares for the purpose of effecting the delivery upon exercise of any unexercised Warrants such number of validly issued and fully paid Shares as shall from time to time be deliverable upon the exercise of those Warrants. It is hereby acknowledged and agreed by the Company and the Holder that the Shares will be subscribed for by the Company pursuant to the Option Agreement, dated as of the date hereof (as it may be amended from time to time, the “Option Agreement”), by and among the Company, the Public Company and the NBA. The Company agrees that, to the extent necessary to satisfy its obligations to deliver any Shares from time to time pursuant to this Warrant Agreement, the Company shall promptly and, in any event, within one (1) business day after delivery of a notice of exercise in the form attached hereto a notice of exercise substantially in the form attached hereto as Exhibit A duly completed and executed exercise, in accordance with Section 20, exercise its rights, including its right to acquire Shares, and comply with its obligations under the Option Agreement to subscribe for the Shares pursuant to the Option Agreement.

9. No Fractional Shares or Scrip. No fractional shares or scrip representing fractional Shares shall be issued or delivered upon the exercise of any Warrants (after taking into account the aggregate Exercise Price payable for all exercised Warrants), and any fractional shares or scrip shall be rounded up to the nearest whole number and issued and delivered upon exercise of any such Warrant.

10. Representations and Warranties of the Company. The Company represents and warrants to the Holder as follows as of the date hereof:

10.1 The execution and delivery of this Warrant Agreement and the issuance and delivery of the Warrants and the underlying Shares have been duly and properly authorized by all requisite corporate action of the Company and the Public Company, as applicable, and no consent of any other Person is required as a prerequisite to the validity and enforceability of this Warrant Agreement, or the issuance or delivery of the Warrants and the underlying Shares, that has not been obtained. The Company has the full legal right, power and authority to execute and deliver this Warrant Agreement and to perform its obligations hereunder. The Company and the Public Company have the full legal right, power and authority to issue and deliver the Warrants and the underlying Shares.

10.2 The Public Company and each of its subsidiaries have been duly incorporated or organized, as the case may be, and are validly existing and in good standing (to the extent the concept of good standing or an equivalent concept is applicable in such jurisdiction) under the laws of their respective jurisdictions of incorporation or organization, are duly qualified to do business and are in good standing (to the extent the concept of good standing or an equivalent concept is applicable in such jurisdiction) in each jurisdiction in which their respective ownership or lease of property or the conduct of their respective businesses requires such qualification, and have all power and authority necessary to own or hold their respective properties and to conduct the businesses in which they are engaged, except where the failure to be so qualified or in good standing (as the case may be) or have such power or authority would not, individually or in the aggregate, have a material adverse effect on the business, properties, management, financial position, stockholders’ equity, results of operations or prospects of the Public Company and its subsidiaries taken as a whole or on the performance by the Company of its obligations under this Warrant Agreement (a “Material Adverse Effect”).

10.3 Neither the Public Company nor any of its subsidiaries is (a) in violation of its memorandum and articles of association, charter or by-laws, partnership agreement, operating agreement or similar organizational documents, (b) in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Public Company or any of its subsidiaries is a party or by which the Public Company or any of its subsidiaries is bound or to which any property or asset of the Public Company or any of its subsidiaries is subject or (c) in violation of any law or statute applicable to the Public Company or any of its subsidiaries or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority having jurisdiction over the Public Company or any of its subsidiaries, except, in the case of clauses (b) and (c) above, for any such default or violation that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

10.4 The Company is not a party to or otherwise subject to any contract or agreement that restricts or otherwise affects its right to execute and deliver this Warrant Agreement or to perform its obligations hereunder (including the issuance and delivery of the Warrants and the Shares), except where all necessary consents or waivers have been obtained. Neither the Company nor the Public Company is party to or otherwise subject to any contract or agreement that restricts or otherwise affects their right to execute and deliver the Option Agreement or to perform their obligations thereunder (including the issuance and delivery of the Options and the Shares), except where all necessary consents or waivers have been obtained. None of the execution, delivery nor performance of this Warrant Agreement or the Option Agreement (in each case, including the issuance and delivery of the Warrants, the Options and the Shares) will conflict with, result in a breach of the terms, conditions or provisions of, constitute a default under, result in any violation of, result in the creation of any lien upon any properties of the Public Company or any of its subsidiaries under, require any consent, approval or other action by or notice to or filing with any court or governmental body pursuant to, the Company’s or the Public Company’s organizational documents, any award of any arbitrator or any agreement, instrument or law to which the Company or the Public Company or any of its subsidiaries is subject or by which it is bound, other than such consent, approval or action which has been obtained prior to the date hereof.

10.5 The execution and delivery of this Warrant Agreement is, and assuming the continuing accuracy of the Holder’s representations and warranties herein and no change in applicable law, the issuance and delivery of the Shares upon exercise of this Warrant will be, exempt from registration and qualification under applicable federal and state securities laws. The Shares, when issued and delivered pursuant to the terms hereof, will be fully paid and not subject to any liens or encumbrances.

10.6 As of the date hereof, the Public Company has an authorized share capital of up to 146,764,900 Ordinary Shares. As of the close of business on November 16, 2021, (a) 206,571,517 Ordinary Shares and 903,670,701 Class B ordinary shares of the Public Company were issued and outstanding, (b) 29,257,126 Ordinary Shares were reserved for issuance under the Public Company’s Omnibus Stock Plan, none of which have been issued or granted, (c) 5,916,441 Ordinary Shares were reserved for issuance under the Public Company’s 2021 Employee Share Purchase Plan, none of which have been purchased or subscribed for, and (d) 3,581,391 Ordinary Shares were reserved for issuance pursuant to the letter agreement, effective January 1, 2021, by and between the Company and the National Hockey League, 1,116,540 of which have been issued and 1,111,111 of which have lapsed. Other than as set forth in the foregoing clauses (b), (c) and (d), there are no outstanding warrants, options, rights, agreements, convertible or exchangeable securities or other commitments pursuant to which the Public Company is or may become obligated to issue, sell, purchase, return or redeem any capital stock of the Public Company or other equity interests. There is no outstanding or authorized appreciation, phantom interest, profit participation or similar rights with respect to the Public Company.

10.7 The Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act, and are listed for trading on Nasdaq under the symbol “SRAD.” The Public Company has taken no action designed to, or which to the knowledge of the Company (after inquiry of the Public Company) is reasonably likely to, have the effect of terminating the registration of the Ordinary Shares under the Exchange Act nor has the Public Company received any notification that the SEC is contemplating terminating such registration. The Public Company has not received any notice from Nasdaq to the effect that the Public Company is not in compliance with the listing or maintenance requirements of Nasdaq. There is no suit, action, proceeding or investigation pending or, to the knowledge of the Company (after inquiry of the Public Company), threatened against the Public Company by Nasdaq or the SEC with respect to any intention by such entity to deregister the Ordinary Shares or prohibit or terminate the listing of the Ordinary Shares on Nasdaq.

10.8 Since the date of the most recent financial statements of the Public Company filed by the Public Company with the SEC, (a) there has not been any dividend or distribution of any kind declared, set aside for payment, paid or made by the Public Company on any class of capital stock, or any material adverse change, or any development involving a prospective material adverse change, in or affecting the business, properties, management, financial position, stockholders’ equity, results of operations or prospects of the Public Company and its subsidiaries taken as a whole, (b) neither the Public Company nor any of its subsidiaries has entered into any transaction or agreement (whether or not in the ordinary course of business) that is material to the Public Company and its subsidiaries taken as a whole or incurred any liability or obligation, direct or contingent, that is material to the Public Company and its subsidiaries taken as a whole and (c) neither the Public Company nor any of its subsidiaries has sustained any loss or interference with its business that is material to the Public Company and its subsidiaries taken as a whole and that is either from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor disturbance or dispute or any action, order or decree of any court or arbitrator or governmental or regulatory authority, except in each case as otherwise disclosed in filings with the SEC.

10.9 Since September 14, 2021, the Public Company has timely filed all reports and other information (the “Commission Reports”) required to be filed by it pursuant to the Securities Act and the Exchange Act. The Commission Reports (as of the date filed with the SEC and, in the case of registration statements, prospectuses and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any Commission Reports amended or superseded by a filing prior to the date hereof, then on the date of such amending or superseding filing) (a) complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations promulgated by the SEC thereunder and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

10.10 Except as described in filings with the SEC, (a) there are no legal, governmental or regulatory investigations, actions, demands, claims, suits, arbitrations, inquiries or proceedings (“Actions”) pending to which the Public Company or any of its subsidiaries is or, to the knowledge of the Company (after inquiry of the Public Company), may reasonably be expected to become a party or to which any property of the Public Company or any of its subsidiaries is, to the knowledge of the Company (after inquiry of the Public Company), or may reasonably be expected to become, the subject of which, individually or in the aggregate, if determined adversely to the Public Company or any of its subsidiaries, could reasonably be expected to have a Material Adverse Effect, (b) to the knowledge of the Company (after inquiry of the Public Company), no such Actions are threatened or contemplated by any governmental or regulatory authority or threatened by others, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect and (c) (x) there are no material current or pending Actions that are required under the Securities Act to be described in the filings with the SEC that are not so described in filings with the SEC and (y) there are no statutes, regulations or contracts or other documents that are required under the Securities Act to be filed as exhibits to filings with the SEC that are not so filed as exhibits to or described in filings with the SEC.

10.11 Except as otherwise disclosed in filings with the SEC, the Public Company and its subsidiaries possess all licenses, sub-licenses, certificates, permits and other authorizations issued by, and have made all declarations and filings with, the appropriate federal, state, local or foreign governmental or regulatory authorities having jurisdiction over the Public Company and its subsidiaries that are necessary for the ownership or lease of their respective properties or the conduct of their respective businesses as described in each of the filings with the SEC, except where the failure to possess or make the same would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Except as described in filings with the SEC, neither the Public Company nor any of its subsidiaries has received notice of any revocation or modification of any such license, sub-license, certificate, permit or authorization or has any reason to believe that any such license, sub-license, certificate, permit or authorization will not be renewed in the ordinary course, except where such revocation or modification would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

10.12 The financial statements (including the related notes thereto) of the Public Company and its consolidated subsidiaries included in filings with the SEC comply in all material respects with the applicable requirements of the Securities Act and present fairly in all material respects the financial position of the Public Company and its consolidated subsidiaries as of the dates indicated and the results of their operations and the changes in their cash flows for the periods specified. Such financial statements have been prepared in conformity with International Financial Reporting Standards, as issued by the IASB (“IFRS”) in the United States applied on a consistent basis throughout the periods covered thereby, and any supporting schedules included in filings with the SEC present fairly the information required to be stated therein. The other financial information included in the Public Company’s filings with the SEC have been derived from the accounting records of the Public Company and its consolidated subsidiaries and present fairly in all material respects the information shown thereby. All disclosures included in the Public Company’s filings with the SEC regarding “non-IFRS financial measures” (as such term is defined by the rules and regulations of the SEC) comply with Regulation G of the Exchange Act and Item 10 of Regulation S-K of the Securities Act, to the extent applicable.

10.13 The Public Company and its subsidiaries, on a consolidated basis, maintain systems of “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) that have been designed by, or under the supervision of, the Public Company’s principal executive and principal financial officers, or persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS. The Public Company and its subsidiaries, on a consolidated basis, maintain internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain asset accountability, (c) access to assets is permitted only in accordance with management’s general or specific authorization and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as disclosed in filings with the SEC, there are no material weaknesses in the Public Company’s internal controls. The Public Company’s auditors and the audit committee of the board of directors of the Public Company have been, to the best of the Company’s knowledge (after inquiry of the Public Company), advised of: (x) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which have adversely affected or are reasonably likely to adversely affect the Public Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Public Company’s internal controls over financial reporting.

10.14 Except as disclosed in filings with the SEC, the Public Company and its subsidiaries’ information technology assets and equipment, computers, systems, networks, hardware, software, websites, applications, and databases (collectively, “IT Systems”) are adequate for, and operate and perform in all material respects as required in connection with, the operation of the business of the Public Company and its subsidiaries as currently conducted, and are, to the knowledge of the Company (after inquiry of the Public Company), free and clear of all material bugs, errors, defects, Trojan horses, time bombs, malware and other corruptants. The Public Company and its subsidiaries have implemented and maintained commercially reasonable controls, policies, procedures, and safeguards to maintain and protect, in all material respects, the integrity, continuous operation, redundancy and security of all IT Systems and data (including all personal, personally identifiable, sensitive, confidential or regulated data (“Personal Data”)) used in connection with their businesses, and there have been no material breaches, violations, outages or unauthorized uses of or access to same, except for those that have been remedied without material cost or liability or the duty to notify any other Person, nor any material incidents under internal review or investigations relating to the same. The Public Company and its subsidiaries are presently in material compliance with all applicable laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal policies and contractual obligations relating to the privacy and security of IT Systems and Personal Data and to the protection of such IT Systems and Personal Data from unauthorized use, access, misappropriation or modification. The Public Company and its subsidiaries have taken all necessary actions to prepare to comply, in all material respects, with the European Union General Data Protection Regulation (and to prepare to comply with all other applicable laws and regulations with respect to Personal Data that have been announced as of the date hereof as becoming effective within twelve (12) months after the date hereof, and for which any non-compliance with same would be reasonably likely to create a material liability) as soon as they take effect.

10.15 Except for the representations and warranties made by the Company in this Section 10, neither the Company nor any other Person makes any express or implied representation or warranty to the Holder with respect to the Public Company or any of its subsidiaries or their respective businesses, operations, assets, liabilities, employees, employee benefit plans, conditions or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to the Holder, any NBA Permitted Transferee or any of their respective Affiliates or representatives, except for the representations and warranties made by the Company to the Holder in this Section 10, with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Public Company or any of its subsidiaries or their respective business or (ii) any oral or written information presented to the Holder, any NBA Permitted Transferee or any of their respective Affiliates or representatives.

11. Representations and Warranties by the Holder. The Holder represents and warrants to the Company as follows as of the date hereof:

11.1 The execution and delivery of this Warrant Agreement has been duly and properly authorized by all requisite corporate action of the Holder, and no consent of any other Person is required as a prerequisite to the validity and enforceability of this Warrant Agreement that has not been obtained. The Holder has the full legal right, power and authority to execute and deliver this Warrant Agreement and to perform its obligations hereunder.

11.2 The Holder is not a party to or otherwise subject to any contract or agreement that restricts or otherwise affects its right to execute and deliver this Warrant Agreement or to perform its obligations hereunder, except where all necessary consents or waivers have been obtained. Neither the execution, delivery nor performance of this Warrant Agreement will conflict with, result in a breach of the terms, conditions or provisions of, constitute a default under, result in any violation of, result in the creation of any lien upon any properties of the Holder under, require any consent, approval or other action by or notice to or filing with any court or governmental body pursuant to, the Holder’s organizational documents, any award of any arbitrator or any agreement, instrument or law to which the Holder is subject or by which it is bound, other than such consent, approval or action which has been obtained prior to the date hereof.

11.3 The Warrants and the Shares issuable upon exercise thereof are being acquired for its own account, for investment and not with a view to, or for resale in connection with, any distribution or public offering within the meaning of the Securities Act.

11.4 The Holder understands that the Warrants and the Shares have not been registered under the Securities Act by reason of their issuance in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act pursuant to Section 4(a)(2) thereof, and that the Holder bears the economic risk of such investment, unless a subsequent disposition thereof is registered under the Securities Act or is exempt from or not subject to such registration.

11.5 The Holder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the acquisition of the Warrants and the Shares purchasable pursuant to the terms of this Warrant Agreement.

11.6 The Holder is able to bear the economic risk of the purchase of the Shares.

11.7 Except for the representations and warranties made by the Holder in this Section 11, neither the Holder nor any other Person makes any express or implied representation or warranty to the Company with respect to the Holder or any of its subsidiaries or their respective businesses, operations, assets, liabilities, employees, employee benefit plans, conditions or prospects, and the Holder hereby disclaims any such other representations or warranties

12. Effect of Delisting. In the event that the Ordinary Shares are no longer listed on Nasdaq or the New York Stock Exchange at any time during the term of this Warrant Agreement (a “Delisting Event”), the Holder will have the right (the “Holder Put Right”) at its election by delivery of written notice to the Company, following the occurrence of a Delisting Event, to require the Company to repurchase all, but not less than all, of the unexercised Warrants and for an aggregate cash purchase price equal to the Fair Market Value of the Shares underlying such unexercised Warrants at the time of such Delisting Event; provided, however, that the Company shall not be obligated to effect such repurchase unless the Holder exercises its Holder Put Right within one (1) year following a Delisting Event.

13. Information Rights. For so long as the Warrants are outstanding, except to the extent that any of the following has been filed or furnished publicly (including, but not limited to, on the SEC’s EDGAR system), the Company shall deliver to the Holder, (a) within one hundred and twenty (120) days after the end of each fiscal year of the Public Company, the annual audited financial statements of the Public Company certified by independent public accountants of recognized standing and (b) within fifty (50) days after the end of each of the first three (3) quarters of each fiscal year (unless the Public Company shall have announced that it will publicly release its quarterly earnings or financial results for such quarter, in which case it shall be the later of fifty (50) days after the end of such quarter and the first (1st) day after such release of earnings or financial results) the Public Company’s quarterly, unaudited financial statements.

14. Regulatory Matters. If there is a change in any law, statute, ordinance, rule, regulation, order or agency requirement of any Governmental Entity, or regulatory interpretation of any such law, statute, ordinance, rule, regulation, order or agency requirement of any Governmental Entity, that prohibits any of the terms of, or limits any of the rights under, this Warrant Agreement, the parties hereto shall cooperate in good faith to amend or modify this Warrant Agreement, or enter into an alternative arrangement, to preserve the economic substance of, and give effect to, the transactions contemplated hereby.

15. [***]

16. [***]

17. Termination.

17.1 In the event (a) NBA Media Ventures, LLC terminates the License Agreement on or prior to September 30, 2023, with or without cause, or (b) subsequent to September 30, 2023, the License Agreement is terminated by the Company pursuant to Paragraph 8(c) of the Standard Terms and Conditions that are attached as Exhibit A to the 2016 Agreement, which are incorporated by reference into the License Agreement (or such comparable provisions that are set forth in any Long Form Agreement), (i) all unvested Warrants hereunder shall immediately be cancelled for no consideration and cease to exist or be of any effect and (ii) the provisions of Section 13, Section 15 and Section 16 shall immediately terminate and be of no further force or effect.

17.2 This Warrant Agreement shall automatically terminate (a) at such time when there are no longer any Warrants outstanding or (b) upon the termination of the License Agreement pursuant to the last sentence of Section 2 of the Binding Term Sheet; provided that, in the event of a termination pursuant to clause (a) above, Section 15 shall survive a termination until no Shares issued upon exercise of Warrants are held by the Holder or an NBA Permitted Transferee. For the avoidance of doubt, in the event of a termination pursuant to clause (b) above, all Warrants (whether vested or unvested) and any Shares issued pursuant to the exercise of any Warrants prior to such termination shall immediately be cancelled for no consideration and cease to exist or be of any effect.

18. Restrictive Legend. The Warrants and the Shares (unless registered under the Securities Act of 1933, as amended (the “Securities Act”)), to the extent certificated, shall be stamped or imprinted with a legend in substantially the following form:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS, AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, ASSIGNED OR OTHERWISE TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE SECURITIES ACT AND ANY

APPLICABLE STATE SECURITIES LAWS, OR (2) AN EXEMPTION FROM SUCH REGISTRATION EXISTS AND SPORTRADAR GROUP AG RECEIVES AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO SPORTRADAR GROUP AG, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, ASSIGNED OR TRANSFERRED IN THE MANNER CONTEMPLATED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR APPLICABLE STATE SECURITIES LAWS OR (3) SOLD PURSUANT TO RULE 144 UNDER THE SECURITIES ACT.

19. Warrants Nontransferable. Subject to the terms and conditions of this Warrant Agreement and any other agreement or arrangement entered into between the Company or any of its Affiliates and the original Holder hereof, this Warrant Agreement, the rights and obligations hereunder and the Warrants (but not any Shares issued upon exercise of any Warrants) are nontransferable; provided that (a) the Holder shall be permitted to Transfer any Warrant solely to an NBA Permitted Transferee and (b) the Escrow Agent shall be permitted to release the Warrants from the Escrow Account as provided hereunder and under the Escrow Agreement.

20. Notices. All notices hereunder shall be effective when given, and shall be deemed to be given upon receipt or, if earlier, (a) upon delivery, if delivered by hand, (b) one (1) business day after the business day of email transmission, if delivered by email transmission, and shall be addressed (i) if to the Holder, to NBA Ventures 1, LLC c/o NBA Media Ventures, LLC, 645 Fifth Avenue, New York, New York 10022 USA, Attention: [***] with a copy for legal notices (which shall not constitute notice) to (x) NBA Ventures 1, LLC c/o NBA Media Ventures, LLC, 645 Fifth Avenue, New York, New York 10022 USA, Attention: [***] and (y) Skadden, Arps, Slate, Meagher & Flom LLP, One Manhattan West, New York, New York 10001 USA, Attention: [***] and (ii) if to the Company, to Sportradar AG, Feldistrasse 2, CH-9000 St. Gallen, Switzerland, Attention: [***] with a copy to Sportradar US LLC, 810 7th Avenue, New York, New York 10019, Attention: [***] or at such other address or electronic mail addresses as the Holder or the Company (as applicable) shall have furnished in writing by notice given to the other party pursuant to this provision.

21. Governing Law. This Warrant Agreement shall be governed by the laws of the State of New York and the New York federal courts as the exclusive courts of jurisdiction, without regard to the conflicts of law provisions of any jurisdiction. ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR ACTION ARISING OUT OF THIS WARRANT AGREEMENT IS HEREBY WAIVED.

22. Successor and Assigns. This Warrant Agreement and the rights evidenced hereby shall be binding upon and shall inure to the benefit of the parties hereto and the successors of the Company and the successors and permitted assigns of the Holder. Such successors and/or permitted assigns of the Holder shall be deemed to be a Holder for all purposes hereunder.

23. No Third-Party Beneficiaries. This Warrant Agreement is for the sole benefit of the Company and the Holder and their respective successors and, in the case of the Holder, permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Warrant Agreement.

24. Amendments and Waivers. No modification of or amendment to this Warrant Agreement, nor any waiver of any rights under this Warrant Agreement, will be effective unless in a writing signed by both parties hereto. Waiver by the Holder of a breach of any provision of this Warrant Agreement will not operate as a waiver of any other or subsequent breach.

25. Counterparts. This Warrant Agreement may be executed in one (1) or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Facsimile copies or pdf copies of signature pages shall be binding originals.

26. Severability. If any term, provision, covenant or restriction of this Warrant Agreement, as applied to either party or to any circumstance, is declared by a court of competent jurisdiction to be illegal, unenforceable or void, the remainder of the terms, provisions, covenants and restrictions of this Warrant Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to either party hereto. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Warrant Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner so that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

27. Entire Agreement. This Warrant Agreement, Amendment No. 1 to the Registration Rights Agreement, the Option Agreement, the License Agreement, the Escrow Agreement and the Confidentiality Agreement and, in each case, the exhibits, annexes, attachments and schedules thereto, contain the entire understanding among the parties hereto with respect to the matters contemplated hereby and supersede and replace all prior and contemporaneous agreements and understandings, oral or written, with regard to such matters.

28. Equitable Relief. Each of the Company and the Holder acknowledges that a breach or threatened breach by a party of any of its obligations under this Warrant Agreement would give rise to irreparable harm to the other party hereto for which monetary damages would not be an adequate remedy and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, the other party hereto shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction.

[Signature page follows]

The Company has caused this Warrant Agreement to be issued as of the date first written above.

SPORTRADAR AG

By:	/s/ Carsten Koerl
Name: Carsten Koerl
Title: CEO

ACKNOWLEDGED AND AGREED:

HOLDER:

NBA VENTURES 1, LLC

By:	/s/ William Koenig
Name: William Koenig
Title: Vice President

[Signature Page to Warrant Agreement]

EXHIBIT A

NOTICE OF EXERCISE

TO:	Sportradar AG
Feldlistrasse 2
CH-9000 St. Gallen
Switzerland
Email: [***] Attention: [***]

AND TO:	Sportradar US LLC
810 7th Avenue
New York, New York 10019
Email: [***] Attention: [***]

1.	The undersigned hereby elects to exercise Warrants to purchase Shares pursuant to the terms of the attached Warrant Agreement.

2.	Method of Exercise (Please indicate the number of Shares underlying the Warrants to be exercised on the applicable blank):

The undersigned elects to exercise the number of Shares underlying the Warrants indicated to the left by means of a cash payment, and tenders herewith or by concurrent wire transfer payment in full for the purchase price of the Shares being purchased.

The undersigned elects to exercise the number of Shares underlying the Warrants indicated to the left by means of the net exercise provisions of Section 4.2 of the Warrant Agreement.

3.	Please issue book-entry entitlement(s) representing the Shares underlying such Warrants in the name of the undersigned or in such other name as is specified below:

(Name)

(Address)

A-1

(Signature)

(Name)

(Date)	(Title)

A-2

EXHIBIT B

VESTING SCHEDULE

Vesting Date	Warrants
November 16, 2021	1,845,959
October 1, 2023	230,745
January 1, 2024	230,745
April 1, 2024	230,745
July 1, 2024	230,745
October 1, 2024	230,745
January 1, 2025	230,745
April 1, 2025	230,745
July 1, 2025	230,745
October 1, 2025	230,745
January 1, 2026	230,745
April 1, 2026	230,745
July 1, 2026	230,745
October 1, 2026	230,745
January 1, 2027	230,745
April 1, 2027	230,745
July 1, 2027	230,745
October 1, 2027	230,745
January 1, 2028	230,745
April 1, 2028	230,745
July 1, 2028	230,745
October 1, 2028	230,745
January 1, 2029	230,745
April 1, 2029	230,745
July 1, 2029	230,745
October 1, 2029	230,745
January 1, 2030	230,745
April 1, 2030	230,745
July 1, 2030	230,745
October 1, 2030	230,745
January 1, 2031	230,745
April 1, 2031	230,745
July 1, 2031	230,743
TOTAL:	9,229,797

EXHIBIT C

FORM OF INSTRUCTION LETTER

[Attached.]